A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)

Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

TUESDAY, OCTOBER 28, 2008

A. M. Castle & Co. Reports Third Quarter 2008 Results

FRANKLIN PARK, IL, OCTOBER 28th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fiscal third quarter ended September 30, 2008.

For the third quarter, consolidated net sales were a record $388.9 million, an increase of $38.6 million, or 11.0% from the third quarter of 2007. Net income for the quarter was $11.5 million, or $0.50 per diluted share as compared to $12.9 million, or $0.57 per diluted share in the prior year.

For the first nine-months of 2008, consolidated net sales were a record $1,179.5 million, an increase of $81.2 million, or 7.4% from the same period last year. Net income for the first-nine months of 2008 was $36.5 million, or $1.62 per diluted share as compared to $44.5 million, or $2.14 per diluted share in the prior year.

Metals segment sales were $360.1 million in the third quarter of 2008, which was $39.3 million or 12.3% higher than the third quarter of 2007. Average tons sold per day in the Metals business increased 2.6% over the third quarter of 2007.

“We were pleased with overall sales in our Metals segment, as higher volumes combined with higher average prices to produce 12.3% sales growth compared to the prior year,” stated Michael Goldberg, President and CEO of A.M. Castle. “However, we suspect that the unprecedented volatility throughout the global markets affected our volume in the third quarter, which decreased by 11% compared to the second quarter of 2008, which is more than the typical seasonal decline. We achieved a significant gross margin improvement in the third quarter as compared to the second quarter, as a result of the actions we took to remediate the significant level of surcharges experienced earlier this year. Consolidated gross margins improved to 26.0% of sales in the third quarter compared to 25.2% in the second quarter of this year,” added Goldberg.

Plastics segment sales were $28.8 million in the quarter, a decrease of $0.7 million or 2.4% from the third quarter of last year. The strongest markets for the plastics business were transportation and life sciences, while the boat manufacturing market continued to weaken throughout the quarter.

“We continue to make significant progress on our Oracle ERP project. During the quarter, we completed several initiatives in our aerospace business, which implemented the new ERP system in the second quarter of this year. These initiatives have allowed the aerospace business to function much more efficiently. We plan to convert our Canadian operations to the new system in early 2009 and the balance of the business currently on the Castle legacy system is scheduled to transition to Oracle approximately 90 days later,” Goldberg said.

The Company’s debt to capital ratio was 26.6% at September 30, 2008, which was consistent with 25.4% at June 30, 2008. The increase in the Company’s debt to capital ratio from 18.3% at December 31, 2007 primarily reflects the acquisition of Metals UK Group in January 2008. The Company has in place a revolving credit facility of $230 million, including approximately $150 million of available borrowings at September 30, 2008. Management believes that seasonal working capital declines and working capital management efforts will result in reductions of debt throughout the remainder of 2008. Inventory DSI (days sales in inventory) for the nine months ended September 30, 2008 was 125 days compared to an average of 132 days in 2007.

“Overall, we are confident that our strategy to provide specialty metal products and value-added services to high-growth end markets will continue to deliver value to our shareholders. However, the recent credit crisis and financial market turmoil creates an added layer of uncertainty, so we plan to be very cautious with our inventory planning and capital commitments. Our ERP system implementation and global expansion efforts will remain key areas of focus, as will our efforts to improve our inventory turns and gross margins, and reduce expense levels,” Goldberg added.

            The Company also announced a cash dividend of $0.06 per share payable November 20, 2008 to shareholders of record at close of business on November 6, 2008.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three-month period ended September 30, 2008. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for the next seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11121248.

About A. M. Castle & Co.

Founded in 1890, A.M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission. The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.